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                                                                    Exhibit 99.1


                             Form of Press Release
                            Issued on March 6, 1996


    AMHERST, N.Y.--March 6, 1996--Mark IV Industries, Inc. (NYSE: IV) announced today that it has entered into an agreement to sell $250,000,000 principal amount of 7-3/4% senior subordinated notes due 2006 at a price of 99.36% of the face amount.

    The notes are being issued and sold in a private placement transaction which is expected to close on March 11, 1996. Mark IV intends to use the net proceeds from the transaction to repay outstanding indebtedness.

    The notes are not being registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold in the United States or to any U.S. person absent registration under the Act or an applicable exemption from the registration requirements thereof.

    Mark IV Industries, Inc., headquartered in the Buffalo suburb of Amherst, New York, manufactures power and fluid transfer systems and components for industrial and automotive markets worldwide.

    This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes.